Contact:	Victor M. Perez
Tom Green
713- 780-9926
ir@tricomarinetx.com
www.tricomarine.com

TRICO MARINE REPORTS THIRD QUARTER 2001 RESULTS

            Houston, Texas (October 25, 2001) -- Trico Marine Services, Inc. (NASDAQ:TMAR) today reported a net loss for the third quarter ended September 30, 2001, of $13.4 million, or $(0.37) per share (diluted) which includes a non-cash charge of $24.3 million. This compares to a net loss of $1.6 million, or $(0.04) per share (diluted), for the third quarter of 2000. Third quarter 2001 revenues were up 35% to $47.7 million, compared to $35.3 million last year.

            The non-cash charge of $24.3 million, before taxes, is due to the write-down of the book value of eight vessels. The Company stated that six of the vessels had been cold-stacked for an extended period and have been permanently withdrawn from service. The Company estimates the write-down will result in a $0.04 per share per annum improvement to net earnings as a result of the reduction of depreciation and other expenses in future periods.

            Trico's increased revenues for the third quarter resulted from increases in average day rates for the Company's Gulf of Mexico supply vessels and its North Sea fleet, compared to the year-ago period. Supply boat day rates in the Gulf of Mexico averaged $7,604 for the quarter, compared to $4,224 for the same period last year. Average day rates for the North Sea fleet were also higher at $11,978 for the third quarter, compared to $10,518 for the third quarter of 2000. Day rates for the Company's crew and line-handling vessels were down slightly to an average of $2,579 in the third quarter of 2001, compared to $2,600 last year.

            The utilization rate for Trico's Gulf of Mexico supply boats was 67% for the third quarter 2001, compared to 74% for the year-ago period. Utilization of the North Sea vessels was 95% in the third quarter, compared to 88% in the same period last year and average utilization for the crew and line handling vessels was 70% for the third quarter 2001, compared to 84% for the year-ago period.

            For the first nine months of 2001, the Company reported a net loss of $6.0 million, or $(0.17) per share (diluted), including the asset write-down of $24.3 million, before taxes, on revenues of $140.9 million. For the first nine months of 2000, the Company reported a net loss before extraordinary item of $14.8 million, or $(0.47) per share (diluted), on revenues of $91.1 million. After the extraordinary item, the net loss for the first nine months of 2000 was $14.1 million, or $(0.45) per share (diluted).

            "While our day rates in the U.S. Gulf remained relatively stable, in September we began to experience decreased utilization of our Gulf Supply boats. This reflects the impact of the decline in natural gas prices," said Thomas E. Fairley, president and chief executive officer. "Our international segments, which contributed over 40% of our revenue, continue to experience favorable day rates and utilization."

            The Company's Third Quarter Earnings Conference Call will be on October 26 at 2:00pm EST. To listen to the call please dial 973-341-3080, 5 to 10 minutes before start time. A replay of the call is available immediately after the call through Friday, November 2 by dialing 973-341-3080 and using the following pin number: 2877025.

            Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for offshore well servicing, construction, installation and maintenance of offshore facilities.

            Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

# # #

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited ) (In thousands, except share and per share amounts)

	Three months Ended September 30,		Nine months Ended September 30,

	2001	2000	2001	2000

Revenues:	$ 47,661	$ 35,285	$ 140,924	$ 91,148

Operating expenses:
Direct operating expenses and other	20,935	16,509	61,467	49,471
Asset write-down	24,260	-	24,260	-
General and administrative	3,415	2,660	9,712	7,965
Loss (gain) on sale of assets	(9)	2	(958)	(3,921)
Amortization of marine inspection costs	3,433	3,268	9,996	10,702
Depreciation and amortization expense	8,371	8,227	24,901	25,283

	60,405	30,666	129,378	89,500

Operating income (loss)	(12,744)	4,619	11,546	1,648

Amortization of deferred financing costs	347	337	1,017	1,053
Other expense, net, including interest	6,947	6,652	19,738	22,391

Loss before income taxes and extraordinary item	(20,038)	(2,370)	(9,209)	(21,796)

Income tax benefit	(6,590)	(776)	(3,170)	(6,966)

Loss before extraordinary item	(13,448)	(1,594)	(6,039)	(14,830)

Extraordinary item, net of taxes	-	-	-	715

Net loss	$ (13,448)	$ (1,594)	$ (6,039)	$ (14,115)

Basic and diluted earnings per common share:
Loss before extraordinary item	$ (0.37)	$ (0.04)	$ (0.17)	$ (0.47)
Extraordinary item, net of taxes	-	-	-	0.02

Net loss	$ (0.37)	$ (0.04)	$ (0.17)	$ (0.45)

Average common shares outstanding	36,254,335	36,004,202	36,250,604	31,708,358

Average Day Rates:
Supply	$ 7,604	$ 4,224	$ 7,162	$ 3,672
Supply /Anchor Handling (N. Sea)	$ 11,978	$ 10,518	$ 11,471	$ 9,719
Crew/line handling	$ 2,579	$ 2,600	$ 2,684	$ 2,530

Utilization:
Supply	67%	74%	72%	71%
Supply /Anchor Handling (N. Sea)	95%	88%	94%	81%
Crew/line handling	70%	84%	80%	78%

Average Number of Vessels:
Supply	54.0	53.0	54.0	53.0
Supply/Anchor Handling (N. Sea )	18.0	18.0	18.0	18.0
Crew/line handling	20.0	22.0	20.6	22.0